Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO
(Form Type)

Hancock Park Corporate Income, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Value		Fee Rate	Amount of Filing Fee (2)
Fees to Be Paid	$12,178	(1)	0.01531%	$1.86
Fees Previously Paid	$412,942		0.01531%	$63.22	(3)
Total Transaction Valuation	$425,120
Total Fees Due for Filing				$65.08
Total Fees Previously Paid				$63.22
Total Fee Offsets				$—
Net Fee Due				$1.86
(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is calculated by the final transaction value of $425,120 less the estimated transaction value of $412,942, for which the initial filing fee was based upon.
(2) The amount of the filing fees, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for fiscal year 2025, equals 0.01531% of the value of the transaction.
(3) Previously paid filing fee in connection with the Tender Offer Statement on Schedule TO originally filed with the Securities and Exchange Commission on May 22, 2025 by Hancock Park Corporate Income, Inc.